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                                                                    Exhibit 16.1


                     [Coopers & Lybrand L.L.P. letterhead]


April 22, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Alfa Leisure, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of April 1997. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,



Coopers & Lybrand L.L.P.





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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         On April 16, 1997, the Board of Directors of the Registrant determined that the firm of Coopers & Lybrand L.L.P. would be dismissed as the Registrant's principal accountant and would not be engaged to conduct the audit of the Registrant's financial statements for the fiscal year ended April 20, 1997.

         Coopers & Lybrand L.L.P.'s report on the financial statements of the Registrant for the past two years did not contain any adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles. There were no disagreements between the Registrant and Coopers & Lybrand L.L.P. during the past two years and subsequent interim period preceding such dismissal on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports.